Exhibit 99.1

BG Medicine Reports 2013 Second Quarter Financial Results and Provides Second Half Outlook

Focusing Investments on Increasing U.S. and EU Galectin-3 Adoption

2013 Financial and Operational Guidance Provided

Waltham, Mass., August 8, 2013 – BG Medicine, Inc. (NASDAQ: BGMD), a commercial stage company that is focused on the development and delivery of diagnostic solutions to aid in the clinical management of heart failure and related disorders, today reported second quarter product revenues of $1.0 million, a 72% increase from product revenues reported in the second quarter of 2012, and a net loss of $4.8 million, a 25% reduction from the net loss reported in the second quarter of 2012.

“These results reflect the early impact of our efforts to rigorously control our operations and our finances,” said Dr. Paul Sohmer, President and CEO of BG Medicine. “We have made progress, but, this is only a start.”

The $0.4 million growth in product revenues primarily reflects domestic sales of the BGM Galectin-3® test, the Company’s FDA cleared assay for assessment of prognosis in patients who suffer from chronic heart failure. The $1.6 million decrease in net loss resulted primarily from reduced spending on research and development and selling and marketing activities. Basic and diluted net loss per share attributable to common shareholders was $0.18 in the second quarter of 2013, compared with basic and diluted net loss per share of $0.32 for the same period of 2012. Operating cash burn decreased by $2.2 million in the first six months of 2013 to $8.8 million compared to the same period in 2012. At June 30, 2013, the Company had cash and cash equivalents totaling approximately $16.2 million and common shares outstanding of 27.9 million.

Focus on Adoption and Commercialization of Galectin-3 Testing

During the second quarter, the Company achieved two noteworthy milestones in the U.S. First, the Trenton Health Team, a community health improvement collaborative located in Trenton, New Jersey, adopted galectin-3 testing for identification of chronic heart failure patients who are at risk for re-hospitalization. Second, galectin-3 testing was recognized for its ability to predict adverse outcome, including hospitalization, in the American College of Cardiology Foundation and American Heart Association (ACCF/AHA) Guideline for the Management of Heart Failure (2013 Edition).

“These critical market development achievements in the U.S. affirm both the predictive value of galectin-3 and the potential to leverage the value of galectin-3 testing to identify and manage chronic heart failure patients who are at greatest risk of hospital admission and readmission,” continued Dr. Sohmer. “This is a critical market need that calls for a diagnostic solution that we believe can be provided by galectin-3 testing.”

As a result of BG Medicine’s market development activities and the entry of automated galectin-3 testing in the EU from both bioMerieux and Abbott, interest in galectin-3 in Europe is increasing, although it has not as yet translated into significant revenue. Galectin-3 testing is receiving increased support from select European key opinion leaders amid growing European awareness of the potential to use galectin-3 for assessment of heart failure patients prior to hospital admission.

“These milestones, observations and other market indicators suggest that there may be significant opportunity to drive revenue growth from increased adoption and sales of our galectin-3 test. To this end, we have prioritized our actions and investments around what we believe to be key drivers of adoption and revenue growth in the US and EU, including reimbursement and the automated versions of our tests. In so doing, we will redirect our effort and investments from the previously announced CLIA laboratory, launch of CardioSCORE in Europe (except as partnership opportunities arise), and longer term clinical studies so that we may further develop and support the message, the product and the product features that are required to drive the adoption of galectin-3 testing.”

Galectin-3 Testing: Update on Reimbursement and Automation

The Company continues to expect a definitive decision by the end of the year relating to its ongoing efforts to gain reconsideration by CMS for a higher reimbursement rate for galectin-3 testing in the U.S. In Europe, the Company’s sales efforts are currently directed to hospital situated emergency departments whose reimbursement is covered under the hospital budgeting process.

The Company also continues to provide assistance to Abbott, bioMerieux and Siemens relative to their efforts to gain FDA clearance for their automated version of the galectin-3 test. Abbott is expected to resubmit its application for 510(k) clearance in the second half of 2013.

CardioSCORE: Continued Product Development

Medical review of the data generated in support of BG Medicine’s previous submission to FDA for 510(k) clearance of CardioSCORE is progressing. This review includes independent adjudication of clinical end-points, the assessment of sample stability and the evaluation of other technical issues. The Company expects that this review will be completed by the end of 2013. Results from this review will then guide the Company’s regulatory, commercial, reimbursement and investment strategy for CardioSCORE. In the interim, the Company may move forward with a European launch in test markets, as partnership opportunities arise.

2013 Outlook

“Our priorities for the remainder of 2013 are: 1) to communicate a focused message regarding the clinical utility of galectin-3 testing, as defined by our current indication for use and newly published clinical guidelines, as well as our understanding of the factors that contribute to its predictive value; 2) to drive near-term adoption at call-points at which galectin-3 testing could create the most value, such as community health improvement collaboratives and accountable health care organizations in the U.S. and hospital situated emergency departments in Europe; 3) to attain reimbursement that is appropriate; 4) to facilitate the progress of our partners to offer automated versions of the galectin-3 test, and; 5) to rigorously control our investments,” said Dr. Sohmer.

“We expect that laying the groundwork to execute on these priorities will occupy much of the third quarter of 2013 and that the sequential impact of these actions on our financial performance may not begin to be realized until year-end. We currently believe that revenues for the full year of 2013 will range from between $ 3.8 million to $ 4.0 million. We expect our operating cash burn for the full year of 2013 will range from $15.5 million to $16.5 million and principal payments on our term loan to be $2.5 million.” Dr. Sohmer concluded.

Conference call and web cast

The Company will host a conference call and webcast today, August 8, 2013, beginning at 8:30 am Eastern Time. The conference call may be accessed by dialing (877) 845-1016 from the U.S. and Canada, or (708) 290-1155 from international locations. The conference call will also be available via the Internet at www.bg-medicine.com. The call will be archived and accessible on the Web site for approximately 30 days. Listeners are encouraged to login at least 10 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.

About BG Medicine

BG Medicine, Inc. (Nasdaq:BGMD) is a commercial stage company that is focused on the development and delivery of diagnostic solutions to aid in the clinical management of heart failure and related disorders. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com and www.galectin-3.com. The BG Medicine Inc. logo is available for download here

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: our beliefs regarding the predictive value of galectin-3; our beliefs regarding the significant market opportunity for galectin-3 testing; our plans to redirect our investments away from certain activities in favor of driving the adoption of galectin-3 testing; our expectations regarding receiving an appropriate reimbursement rate from CMS; our expectations regarding our partners’ actions in pursuing automated versions of the galectin-3 test; our expectations regarding the timing of our ongoing medical review of the CardioSCORE test and how the results will guide the path forward for CardioSCORE; our expectations regarding the timing and results of the implementation of our refocused business priorities; and our financial guidance for fiscal 2013. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our history of operating losses; our ability to generate sufficient product revenue to sustain our commercial diagnostics business; our estimates of future performance, including the expected timing of the launch of our products; our expectations regarding the impact on our galectin-3 test sales as a result of focusing our sales efforts on the hospital readmissions problem and associated penalties facing our clients; our ability to conduct the clinical studies required for regulatory clearance or approval and to demonstrate the clinical benefits and cost-effectiveness to support commercial acceptance of our products; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our products; the potential benefits of our products over current medical practices or other diagnostics; our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products; willingness of third-party payors to reimburse for the cost of our tests at prices that allow us to generate sufficient profit margins; our reliance on third parties to develop and distribute our products, including our ability to enter into collaboration agreements with respect to our products and the performance of our collaborative partners under such agreements; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; the expected timing, progress or success of our research and development and commercialization efforts; our ability to successfully obtain sufficient supplies of samples for our biomarker discovery and development efforts; our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing; our ability to recruit, hire and retain qualified personnel; and the limited public float and trading volume for our common stock and volatility in our stock price; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and BG Medicine undertakes no duty to update this information unless required by law.

Media Contacts:

For BG-Medicine: Chris Erdman, MacDougall Biomedical Communications, (781) 235-3060

BG-Medicine Investor Inquiries:

Chuck Abdalian, EVP & Chief Financial Officer, (781) 434-0210

BG Medicine, Inc. and Subsidiary

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands, except share and per share data)

Revenues:
Product revenue	$972	$566	$1,792	$982
Service revenue	34	56	102	120

Total revenues	1,006	622	1,894	1,102

Costs and operating expenses (1):
Product costs	353	196	633	343
Service costs	34	56	102	120
Research and development	1,117	2,133	2,493	5,113
Selling and marketing	1,782	1,960	3,926	4,864
General and administrative	2,269	2,364	4,090	4,249

Total costs and operating expenses	5,555	6,709	11,244	14,689

Loss from operations	(4,549)	(6,087)	(9,350)	(13,587)

Non-cash consideration associated with stock purchase agreement	—	—	(329)	—
Interest income	6	8	10	8
Interest expense	(295)	(324)	(584)	(477)
Other income	1	10	4	—

Net loss	$(4,837)	$(6,393)	$(10,249)	$(14,056)

Net loss per share - basic and diluted.	$(0.18)	$(0.32)	$(0.39)	$(0.70)

Weighted-average common shares outstanding used in computing per share amounts - basic and diluted	27,649,879	20,056,269	26,490,682	20,016,951

(1)	Included in operating expense for the three months ended June 30, 2013 were non-cash charges of $0.4 million including $0.3 million of stock-based compensation expense and $0.1 million of depreciation and amortization expenses and non-cash interest expense, compared with non-cash charges for the same period in 2012 of $0.6 million including $0.5 million of stock-based compensation expense and $0.1 million of depreciation and amortization expenses and non-cash interest expense.

Included in operating expenses for the six months ended June 30, 2012 were non-cash charges of $1.1 million including $0.6 million of stock-based compensation expense, $0.3 million of costs associated with stock purchase agreement and $0.1 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2012 of $1.5 million including $1.3 million of stock-based compensation expense and $0.1 million of depreciation and amortization expenses.

BG Medicine, Inc. and Subsidiary

Unaudited Condensed Consolidated Balance Sheets

	June 30, 2013	December 31, 2012
	(in thousands)

Assets
Current assets
Cash and cash equivalents	$16,203	$12,786
Restricted cash	288	390
Accounts receivable	402	395
Inventory	269	447
Prepaid expenses and other current assets	526	558

Total current assets	17,688	14,576

Property and equipment, net	111	197
Intangible assets, net	331	372
Deposits and other assets	191	96

Total assets	$18,321	$15,241

Liabilities and Stockholders’ Equity
Current liabilities
Term loan, current portion	$3,936	$3,245
Accounts payable	1,660	1,110
Accrued expenses	3,276	3,549
Deferred revenue and customer deposits	311	411

Total current liabilities	9,183	8,315

Term loan, net of current portion	5,142	6,612
Other liabilities	1	5
Stockholders’ equity	3,995	309

Total liabilities and stockholders’ equity	$18,321	$15,241

The condensed consolidated balance sheet at December 31, 2012 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K from the fiscal year ended December 31, 2012.

BG Medicine, Inc. and Subsidiary

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2013	2012
	(in thousands)

Net cash flows used in operating activities	(8,808)	(10,988)

Net cash flows provided by (used in) investing activities	80	(82)

Net cash flows provided by financing activities (1)	12,145	10,011

Net increase (decrease) in cash and cash equivalents	3,417	(1,059)

Cash and cash equivalents, beginning of period	12,786	23,874

Cash and cash equivalents, end of period	$16,203	$22,815

(1)	For the six months ended June 30, 2013, cash flows provided by financing activities include net proceeds from the follow-on public offering. For the six months ended June 30, 2012, cash flows provided by financing activities include net proceeds from the $10.0 million term loan.